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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 8)(1)


                       Community Financial Corporation/IL
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    20364V104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 20364V104                   13G                   Page  2  of  5 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     First Financial Fund, Inc.
     13-3341573

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           146,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            146,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    146,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                    6.31%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 20364V104                  13G                    Page  3  of  5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Community Financial Corporation/IL

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

     240 E. Chestnut Street
     Olney, Il 62450-2295

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     First Financial Fund, Inc.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     Gateway Center Three
     100 Mulberry Street, 9th Floor
     Newark, NJ 07102-4077
________________________________________________________________________________
Item 2(c).  Citizenship:

     Maryland

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

     320228109

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 20364V104                             13G         Page  4  of  5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
               146,500

     (b)  Percent of class:
               6.31%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                         146,500

          (ii)  Shared power to vote or to direct the vote
                         0

          (iii) Sole power to dispose or to direct the disposition of
                         0

          (iv)  Shared power to dispose or to direct the disposition of
                         146,500


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Not applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not applicable.

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 12, 1999



                                        By: /s/ Stephanie A. Djinis
                                           -------------------------------------
                                                Stephanie A. Djinis
                                                Assistant Secretary



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).